UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2008

MERCARI COMMUNICATIONS GROUP, LTD. (Exact name of registrant as specified in its charter)

Colorado	0-17284	84-1085935
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2525 East Cedar Avenue, Denver Colorado	80209
(Address of principal executive offices)	(Zip Code)

(303) 623-0203 (Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.      Other Events

Item 8.01.      Other Events.

          On November 26, 2008, Mercari Communications Group, Ltd. (“Company”) entered into a nonbinding letter of intent (“Letter of Intent”) with Diversified Private Equity Corporation (“DPEC”) and it’s wholly owned subsidiaries and affiliated companies (collectively referred to as “DPEC”). DPEC is headquartered in New York, NY, and is a vertically integrated company that creates, develops, markets, sells and manages private equity investment opportunities principally in the biotechnology industry and in non-leveraged global real estate assets. Also parties to the Letter of Intent are Kanouff, LLC (“KLLC”) and Underwood Family Partners, Ltd. (“Partnership”), two entities controlled by the majority shareholders of the Company. The Letter of Intent sets forth the general terms upon which DPEC and/or its investors would acquire, pursuant to a merger with a to be formed subsidiary of the Company, between approximately 96.5% and 97% of the total issued and outstanding common stock of the Company. Following the merger, the existing shareholders of the Company will retain between approximately 3.5% and 3% of the total issued and outstanding common stock of the Company. All of these percentages are subject to dilution based upon any additional financing contemplated under the Letter of Intent. Additionally, it is contemplated that KLLC and the Partnership will sell a total of 400 shares of their common stock of the Company to DPEC for $350,000; $50,000 of which has been paid as a deposit. Pursuant to the Letter of Intent, the Company and DPEC agree to negotiate a definitive merger agreement under which the merger would be consummated as a tax free reorganization. The entry into the merger agreement is subject to completion of due diligence and satisfaction of certain terms and conditions by all parties. The Letter of Intent will terminate if the merger does not occur by April 6, 2009, which date may be extended for 30 days by either the Company or DPEC. The proposed transaction will provide DPEC with a public company platform to facilitate its future growth and development.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCARI COMMUNICATIONS
GROUP, LTD.

By: /s/ L Michael Underwood
             L. Michael Underwood, President

Date: November 26, 2008